                                                                     EXHIBIT 4.1


                           CERTIFICATE OF DESIGNATION

                                     OF THE

                         POWERS, PREFERENCES AND RIGHTS,

                AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS,

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                              VIRTUALFUND.COM, INC.

     VirtualFund.com, Inc., a corporation (the "Corporation") organized and existing under the Minnesota Business Corporation Act (the "Act"), does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 302A.401 of the Act, the Board of Directors of Corporation, at a meeting duly held on December 14, 1998, adopted a resolution providing for the authorization of shares of Series A Convertible Preferred Stock, which resolution is as follows:

     RESOLVED, That, pursuant to Section 3.1 of the Articles of Incorporation of the Corporation as amended, out of the authorized capital stock of the Corporation, the Corporation does hereby authorize and create One Million Five Hundred Thousand (1,500,000) shares of Series A Convertible Preferred Stock, par value $.01 per share, to be designated "Series A Convertible Preferred Stock," and that the powers, preferences and rights of such series, and the qualifications, limitations and restrictions thereof, be as follows:

     1. Dividends and Distributions. If a dividend or distribution is declared or otherwise is to be made (whether in liquidation or otherwise) on or in respect of the Common Stock of the Corporation, the holders of shares of the Series A Convertible Preferred Stock shall be paid dividends or distributions in an amount equal to the amount that would have been paid on or in respect of the Common Stock into which the shares of Series A Convertible Preferred Stock are then convertible as if all such Common Stock had been issued upon conversion and had been entitled to such dividends or distributions.

     2. Liquidation Rights.

          (a) In the event of any liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of any shares of Series A Convertible Preferred Stock shall be entitled to receive for each share thereof, out of assets of the Corporation legally available therefor, before the payment, distribution or setting apart for payment or distribution of any amount for the holders of Common Stock, a preferential amount in cash equal to $5.00 per share for each share of Series A Convertible Preferred Stock, adjusted for stock

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     splits, stock dividends and similar recapitalizations, and no more. If the assets of Corporation to be distributed to holders of shares of preferred stock of the Corporation are insufficient to pay the full preferential amount so payable to such holders, all assets to be distributed to such holders will be distributed among them, pro rata, in proportion to their respective liquidation preferences.

          (b) For purposes of Section 2(a) above, the consolidation or merger of the Corporation with or into another entity or entities and the sale or transfer by the Corporation of all or substantially all of its assets (determined on a consolidated basis) shall be deemed to be a liquidation, dissolution or winding up of the Corporation, and the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive payment of the amount payable with respect to shares of the Series A Convertible Preferred Stock upon a liquidation, dissolution or winding up in cancellation of their shares upon the consummation of any such transaction; provided that the foregoing provision shall not apply to any merger or consolidation in which (i) the Corporation is the surviving entity and (ii) the holders of the Corporation's outstanding capital stock immediately prior to the merger continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately after the merger.

     3. Voting Rights. Except as otherwise provided by law or as otherwise provided herein, the holders of shares of Common Stock and the holders of shares of Series A Convertible Preferred Stock shall vote together as a single class on all matters as to which the holders of shares of Common Stock may be entitled to vote, and the holders of shares of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock are convertible at such time pursuant to Section 4 hereof. The shares of Series A Convertible Preferred Stock shall not be entitled to vote as a separate class with respect to any merger, consolidation or exchange offer that may be submitted to a vote of the shareholders of the Corporation.

     4. Conversion. Shares of the Series A Convertible Preferred Stock shall be convertible into fully paid and non-assessable shares of the Common Stock of the Corporation as provided in this Section 4. On the date hereof, the ratio of number of shares of Common Stock into which each share of Series A Convertible Preferred Stock shall be convertible (the "Conversion Rate") is one (1) share of Common Stock for each share of Series A Convertible Preferred Stock.

          (a) In order to prevent dilution of the conversion rights granted under this Section 4, the Conversion Rate shall be subject to adjustment from time to time as provided in this Section 4(a).

               (i) If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares

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          of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision shall be proportionately increased. If the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased.

               (ii) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another person or entity or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Fundamental Change." Upon the consummation of any Fundamental Change, the Corporation shall make appropriate provision to insure that all holders of shares of Series A Convertible Preferred Stock shall thereafter have the right to acquire and receive in lieu of the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of the conversion right granted hereunder, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of the conversion right granted hereunder had such Fundamental Change not taken place. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to holders of shares of Series A Convertible Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to acquire.

          (b) Automatic Conversion to Common Stock.

               (i) Triggering Event: If the Common Stock has traded on the Nasdaq system, on any recognized securities exchange or on the over the counter market (the "Securities Markets") for:

                    (A) At least five dollars and 00/100 ($5.00) per share,
               adjusted for stock splits, stock dividends and similar recapitalizations, for thirty (30) consecutive calendar days at any time prior to December 17, 2000 (the "Conversion Date"); or,

                    (B) At least five dollars and 00/100 ($5.00), adjusted for stock splits, stock dividends and similar recapitalizations, for ten (10)

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               calendar days during the sixty (60) calendar days immediately prior to the Conversion Date,

          the shares of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Rate (an "Automatic Conversion"). In addition to the foregoing, this Automatic Conversion shall only be triggered if the two (2) year restrictions on transfer set forth in Section 5 below shall have been waived in writing by the Corporation. In the event of an Automatic Conversion, the Corporation shall use its reasonable efforts to promptly file a registration statement with the Securities Exchange Commission ("SEC") following the Automatic Conversion, if required to permit the resale by the holders of the shares of Common Stock issuable upon such Automatic Conversion. If the shares of Common Stock issuable upon such Automatic Conversion are eligible for resale without restriction, other than the volume limitations, pursuant to Rule 144 under the Securities Act of 1933, as amended, or any successor to such rule ("Rule 144"), then the Corporation shall not be required to file a registration statement with the SEC pursuant to this Section 4(b).

               (ii) Guarantee of Value Rights: The Common Stock issued as a result of an Automatic Conversion will be convertible at the holder's written request, effective upon such date as the holder gives notice of exercise of the rights set forth in this Section 4(b)(ii) (the "Date of Notice"), into the right to receive the per share price of five dollars and 00/100 ($5.00), adjusted for stock splits, stock dividends and similar recapitalizations, pursuant to the "Guarantee of Value Process" described in Section 4(e) hereof until the earlier of:

                    (A) The next date Common Stock has traded on the Securities
               Markets for five dollars and 00/100 ($5.00) per share, or more, adjusted for stock splits, stock dividends and similar recapitalizations, for at least two-thirds (2/3) of the trading days during the prior ninety (90) calendar day period; provided that the stock is eligible for resale without restriction, other than the volume limitations, pursuant to Rule 144 during said ninety (90) day period; or,

                    (B) Six months after the Conversion Date, unless extended by the Corporation in its sole discretion.

          If, on the Date of Notice, the average closing price of the shares of Common Stock on the Securities Markets (the "Average Stock Price") for the immediately preceding ten (10) trading days is less than five dollars and 00/100 ($5.00) per share, adjusted for stock splits, stock dividends and

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          similar recapitalizations, the holders shall be entitled to
          "Conversion Shares" as described in the Guarantee of Value Process described in Section 4(e) hereof.

          (c) Optional Shareholder Conversion to Common Stock. Upon written notice to the transfer agent and surrender of the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be converted, holders of shares of Series A Convertible Preferred Stock may convert shares of Series A Convertible Preferred Stock into shares of Common Stock at the then applicable Conversion Rate (an "Optional Conversion"). Upon notice of an Optional Conversion and surrender of the certificate or certificates as set forth above, the Corporation shall use its reasonable efforts to promptly file a registration statement with the SEC following the Optional Conversion, if required to permit the resale by the holders of the shares of Common Stock issuable upon such Optional Conversion. If the shares of Common Stock issuable upon such Optional Conversion are eligible for resale without restriction, other than the volume limitations, pursuant to Rule 144, then the Corporation shall not be required to file a registration statement with the SEC pursuant to this Section 4(c).

          (d) Mandatory Conversion. If there has not been an Automatic Conversion or an Optional Conversion prior to the Conversion Date, the shares of Series A Convertible Preferred Stock shall, in the sole discretion of the holder, be converted on the Conversion Date into the right to receive either (i) shares of Common Stock at the then applicable Conversion Rate or (ii) five dollars and 00/100 ($5.00) in value per share of Series A Convertible Preferred Stock, adjusted for stock splits, stock dividends and similar recapitalizations, or some combination of the two options not to exceed the total number of shares available to the Holder pursuant to the Guarantee of Value Process described in Section 4(e) hereof.

          (e) Guarantee of Value Process. The Guarantee of Value Process will liquidate the "Conversion Liability" due to the holders of the shares of Series A Convertible Preferred Stock under the terms of the Series A Convertible Preferred Stock set forth in this Certificate of Designation. The "Conversion Liability" is the dollar amount resulting from multiplying the number of shares of Series A Convertible Preferred Stock or shares of Common Stock issued or issuable upon conversion thereof by the price of $5.00 per share, adjusted for stock splits, stock dividends and similar recapitalizations, or an aggregate amount of up to $7,500,000. Each holder of shares of Series A Convertible Preferred Stock shall be required to give written notice to the Corporation of such holder's election to have the shares Series A Convertible Preferred Stock converted into the right to receive either (i) shares of Common Stock at the then applicable Conversion Rate or (ii) five dollars and 00/100 ($5.00) in cash per share of Series A Convertible Preferred Stock, adjusted for stock splits, stock dividends and similar recapitalizations, pursuant to the Guarantee of Value Process described in this Section 4(e) within thirty (30) days after the Conversion Date. The date of such

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          notice is referred to herein as the "Date of Notice" for purposes of this Section 4(e). If any holder of shares of Series A Convertible Preferred Stock fails to give the Corporation written notice of such shareholder's election pursuant to this Section 4(e) within the specified period of time, such holder will be deemed to have elected to receive the shares of Common Stock at the then applicable Conversion Rate upon conversion of the shares of Series A Convertible Preferred Stock.

                    (i) Average Stock Price is Less than $5.00: If, on the Date of Notice, the Average Stock Price for the immediately preceding ten (10) trading days is less than five dollars and 00/100 ($5.00), adjusted for stock splits, stock dividends and similar recapitalizations, the holder shall be entitled to receive, upon conversion of the shares of Series A Convertible Preferred Stock, the shares of Common Stock then issuable at the applicable Conversion Rate, plus "Conversion Shares." Each Conversion Share shall entitle the holder to receive one share of Common Stock adjusted for stock splits, stock dividends and similar recapitalizations. The Conversion Shares may be immediately convertible to Common Stock by the holder, and must be reasonably liquidated in the market within 60 days from the date issued unless such time is extended by the Corporation. The number of "Conversion Shares" granted to each holder is calculated as follows: Five dollars and 00/100 ($5.00), adjusted for stock splits, stock dividends and similar recapitalizations, less the Average Stock Price, multiplied by the number of shares of Series A Convertible Preferred Stock converted; divided by the Average Stock Price (rounded to the nearest whole number, no fractional shares issued), shown as an equation as follows:

                    (($5.00 - Average Stock Price) x number of shares converted)
                    ------------------------------------------------------------
                                          Average Stock Price

                         (A) Additional Conversion Shares: If the holder
                    liquidates the stock sought to be converted, and the stock received from selling the shares acquired from the Conversion Shares in market value transactions within one hundred eighty (180) days, or such extensions thereof as may be granted by the Corporation in its sole discretion, and does not receive proceeds from the sale which equal or exceed the Conversion Liability on an aggregate basis for the shares liquidated, the holder may request additional Conversion Shares, which will have the same features as the Conversion Shares provided for above. A request for additional Conversion Shares may be made only one time, and must be made by written notice to the Corporation no later than one hundred eighty (180) days after the Conversion Date. The Conversion Shares may be immediately convertible to Common Stock by the holder, and must

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                    be reasonably liquidated in the market within 60 days from the date issued unless such time is extended by the Corporation. The number of additional Conversion Shares the holder is entitled to receive is determined by taking the remaining Conversion Liability and dividing by the Average Stock Price, shown as an equation as follows:

                 (($5.00 x number of shares converted) - sales proceeds to date)
                 ---------------------------------------------------------------
                                         Average Stock Price

                         (B) Cash or Stock Payment: One (1) year after the
                    Conversion Date, a holder who has elected to receive cash upon conversion of the shares of Series A Convertible Preferred Stock and who has received Conversion Shares under
                    Section 4(e)(i) or 4(e)(i)(A) hereof and who has disposed of all Common Stock received from the Guarantee of Value Process to date, but has not received proceeds from the sale which equal or exceed the Conversion Liability to that holder, may request payment in cash or stock, of the difference between the sales proceeds received by such holder to date and the Conversion Liability to that holder. The cash payment option shall not be available, if in the opinion of the Corporation's tax counsel, such payment would have a reasonable chance to impact the tax-free treatment of the original merger transaction under Internal Revenue Code section 368(a). A request for a cash or stock payment must be made in writing, with evidence of sales of the Common Stock in commercially reasonable transactions. A request for a cash payment may be made no earlier than one (1) year after the Conversion Date, and no later than one (1) year and thirty (30) days after the Conversion Date. The Corporation shall have the discretion to either pay the difference between the Conversion Liability and the sales proceeds received by such holder to date no later than twenty (20) days after receipt of such written request or provide the holder with Conversion Shares, the number of which is determined by dividing the remaining Conversion Liability after deducting all sales proceeds to date by the Average Stock Price for the ten (10) trading days following the receipt of the written request for a cash or stock payment stated as an equation as follows:

                 (($5.00 x number of shares converted) - sales proceeds to date)
                 ---------------------------------------------------------------
                                      Average Stock Price

                    (ii) Average Stock Price is Greater than $5.00: If, on the
               Date of Notice, the Average Stock Price for the immediately preceding ten (10) trading days is equal to or greater than five dollars and 00/100 ($5.00),

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          holders will not receive any Conversion Shares at that time. If holders who do not receive Conversion Shares liquidate the stock sought to be converted in commercially reasonable transactions within thirty (30) days of the Conversion Date, unless extended by Corporation, and the proceeds of such liquidation are less than the Conversion Liability to that holder, the holder may seek Conversion Shares in an amount to satisfy the remaining Conversion Liability. A request for Conversion Shares must be made in writing with evidence of sales of the Common Stock in commercially reasonable transactions within the specified time period and may be made no earlier than one hundred eighty (180) days after the Conversion Date. The Corporation shall provide the holder with Conversion Shares, the number of which is determined by dividing the remaining Conversion Liability after deducting all sales proceeds on an aggregate basis for all shares liquidated to date by the Average Stock Price for the ten (10) trading days immediately following the receipt of the written notice stated as an equation as follows:

            (($5.00 x number of shares to be converted) - sales proceeds to date
            --------------------------------------------------------------------
                                    Average Stock Price

          If holders liquidate the Conversion Shares within thirty (30) days of the date received, unless extended by the corporation in its sole discretion, and the aggregate proceeds of such liquidation together with the aggregate proceeds of the sale of stock received from the conversion are less than the Conversion Liability to that holder, such holder may seek a cash or stock payment of the difference between the sale proceeds of the stock and the Conversion Liability to that holder. A request for a cash or stock payment must be made in writing with evidence of the sale of the Common Stock in commercially reasonable transactions. A request for cash or stock payment may be made no earlier than one (1) year after the Conversion Date and no later than one (1) year and thirty (30) days after the Conversion Date. The Corporation shall have the discretion to either pay the difference between the Conversion Liability and the aggregate sale proceeds received by such holder from the liquidation of stock received to date no less than twenty (20) days after receipt of such written request or provide the holder with additional Conversion Shares, the number of which is determined by dividing the remaining Conversion Liability after deducting the aggregate sales proceeds from the liquidation of the stock by the Average Stock Price for the ten
          (10) trading days following the receipt of the written request for a cash or stock payment stated as an equation as follows:

                    ($5.00 x number of shares converted) - sale proceeds to date
                    ------------------------------------------------------------
                                          Average Stock Price

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          (f) Prohibition on Short Sales. During the period that any shares of
          Series A Convertible Preferred Stock remain issued and outstanding and convertible into shares of Common Stock or other consideration under the terms of this Section 4, the holders of such shares of Series A Convertible Preferred Stock are prohibited from engaging in any "short sale," as such term is defined in Rule 3b-3 under the Securities Exchange Act of 1934, as amended, with respect to any outstanding securities of the Corporation. If any holder of shares of Series A Convertible Preferred Stock engages in any such short sale in violation of this Section 4(f), the holder shall be subject to forfeiture of the conversion rights set forth in this Section 4 with respect to any shares of Series A Convertible Preferred Stock then held by such holder.

          (g) Restrictions on Distributions. The obligations of the Corporation under this Section 4 are subject to compliance by the Corporation with the applicable requirements of the Minnesota Business Corporation Act (the "MBCA"), including without limitation the requirements of 302A.551 of the MBCA with respect to distributions in respect of shares of capital stock. The compliance by the Corporation with the requirements of the MBCA may prevent the Corporation from meeting the obligations of the Corporation under this Section 4 in the time periods set forth therein.

          (h) Reservation of Shares. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion for all shares of Series A Convertible Preferred Stock from time to time outstanding. As a condition precedent to the taking of any action which would cause an adjustment increasing the number of shares into which the outstanding Series A Convertible Preferred Stock may be converted the Corporation shall take such corporate action as may be necessary in order that it may validly and legally issue to the holders of shares of Series A Convertible Preferred Stock upon conversion fully paid and non-assessable shares of Common Stock as may be required by this
          Section 4. If the Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock is listed on any national securities exchange, the Corporation shall cause all shares reserved for such conversion to be listed on such exchange, subject to official notice of issuance upon such conversion.

          5.   Restrictions on Transfer.

          (a) Restrictions. For a period from the date of issuance thereof through December 17, 2000, the shares of Series A Convertible Preferred Stock and the shares of Common Stock issuable upon conversion thereof may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of in any manner without the express prior written consent of a duly authorized officer of

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          the Corporation. Except with such prior written consent, all voluntary sales, assignments, transfers, pledges, encumbrances or other dispositions by any holder of any such shares ("Voluntary Transfers"), and all involuntary transfers of any such shares by operation of law to any person (including without limitation to a deceased shareholder's estate, a shareholder's trustee in bankruptcy, a purchaser at any creditor's or court sale, or the guardian of an incompetent shareholder) other than to the Corporation ("Involuntary Transfers"), shall be void, and shall vest no right, title or interest in the purported transferee. In the event of any purported prohibited Voluntary Transfer or Involuntary Transfer, the shares purported to be transferred shall remain bound by the terms of this Certificate of Designation.

          (b) Legend. All of the shares of Series A Convertible Preferred Stock and the shares of Common Stock issuable upon conversion thereof shall be subject to and bound by the terms and conditions of this Certificate of Designation, and the terms and conditions of this Certificate of Designation shall attach to, run with, and bind all of such shares. The certificates issued by the Corporation representing any of such shares shall bear the following or a substantially similar legend:

               THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (VOLUNTARY OR INVOLUNTARY) OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE TERMS OF A CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND RIGHTS, AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS, OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF VIRTUALFUND.COM, INC. (THE "CERTIFICATE OF DESIGNATION"), A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE CORPORATION. THE CERTIFICATE OF DESIGNATION PROVIDES, AMONG OTHER THINGS, THAT THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. BY ACCEPTING THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, THE HOLDER AGREES TO BE BOUND BY THE CERTIFICATE OF DESIGNATION.

     IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of December, 1998.

                                         By: /s/ Melvin L. Masters
                                             ----------------------------------
                                         Title: CEO
                                                -------------------------------

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